Exhibit 10.1

Effective as of November 15, 2017

Cayman Venture Capital Fund

Governors Square, 2ndFloor

23 Lime Tree Bay Avenue, P.O. Box 1569

Grand Cayman KY1-1110, Cayman Islands

Re:	Amendment No. 2 to Financing Agreement Dated May 11, 2017, as amended effective July 31, 2017 (the “Agreement”) by and between Kaya Holdings, Inc. (the “Company”) and Cayman Venture Capital Fund (the “Investor”)

Ladies and Gentlemen:

Reference is made to the Agreement. The Company and the Investor hereby agree to further amend the Agreement as follows:

1.                  The maximum principal amount of Notes which has been issued and is issuable under the Agreement is hereby increased from $6.3 million to $7.0 million.

2.                  The terms on which the Investor has purchased and has agreed to purchase up to $7.0 million in Notes (the “$7.0M Notes”) pursuant to the Agreement are hereby amended as follows:

·	As of November 15, 2017, the Investor has purchased an aggregate of $1,150,000 in principal amount of $7.0M Notes from the Company under the Agreement, as amended to date, of which (a) $500,000 in principal amount of $7.0M Notes are convertible into shares of the Company’s common stock at a conversion price of $0.05 (the “$0.05Notes”); (b) $150,000 in principal amount of $7.0M Notes, which are convertible into shares of the Company’s common stock at a conversion price of $0.03 (the “$0.03Notes”); and (c) $500,000 in principal amount of $7.0M Notes, which are (i) convertible into shares of the Company’s common stock at a conversion price of $0.03; and (ii) secured by a mortgage lien on the 26 acre property acquired by the Company during the third quarter of 2017 (the “$0.03 Secured Notes”).

·	Under the Agreement, as amended to date, the Investor has the right to purchase another tranche of $0.03 Notes up to an aggregate of $1,050,000 in principal amount, at any time and from time to time through March 31, 2018.

·	Provided the Investor has fulfilled its obligation to purchase the additional $1,050,000 in principal amount of $0.03 Notes from the Company on or before March 31, 2018, the Investor will have the right to purchase another tranche of $0.05 Notes up to an aggregate of $1,000,000 in principal amount, at any time and from time to time through July 31, 2018.

·	Provided the Investor has fulfilled its obligation to purchase the additional $1,000,000 in principal amount of $0.05 Notes from the Company on or before July 31, 2018, the Investor will have the right to purchase up to an aggregate of $1,600,000 in principal amount of $7.0M Notes, which are convertible into shares of the Company’s common stock at a conversion price of $0.08 per share, at any time and from time to time through January 31, 2019 (the “$0.08 Notes”).

·	Provided the Investor has fulfilled its obligation to purchase all $1,600,000 in principal amount of $0.08 Notes from the Company on or before January 31, 2019, the Investor will have the right to purchase up to an additional $2,200,000 in principal amount of $7.0N Notes from the Company at any time and from time to time through November 30, 2019, which Notes will be convertible into shares of common stock at a conversion price of $0.11.

3.                  All capitalized terms not otherwise defined herein shall have the same meanings as given in the Agreement.

If the foregoing correctly reflects our understanding, please so indicate by countersigning this letter below.

Sincerely,

KAYA HOLDINGS, INC.

By: /s/ Craig Frank

Craig Frank, Chairman, President, Chief Executive Officer and Acting Chief Financial Officer

954-612-6475

craig@kayaholdings.com

ACCEPTED AND AGREED TO

EFFECTIVE AS OF NOVEMBER 15, 2017

CAYMAN VENTURE CAPITAL FUND

By: /s/ David M. L. Roberts

David M. L. Roberts, Director